Exhibit 10.4

Framework Agreement for the Conduct of Research

This Framework Agreement for the Conduct of Research (“Agreement”) is made in Jerusalem this 31st day of July, 2022, and shall be effective retroactively as of the 8th day of November, 2021 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

CLEARMIND MED Ltd., of 20 Raoul Wallenberg St. Tel-Aviv; on behalf of itself and its Affiliates (the "Company"), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

Yissum and the Company hereby agree to all the following terms and conditions:

1.	The Research. The Company may request from time to time that certain research services be performed via Yissum in accordance with one or more statement of work orders (the “Research Project” and the “SOW”, respectively). The objectives and specifications of each Research Project shall be detailed in the applicable SOW, which shall constitute an integral part of this Agreement. For the purpose of this Agreement, “SOW” shall mean a statement of work, to which the Parties may enter form time to time, which is duly executed by the Parties, and which shall define: (i) the program under which the Research Project shall be funded by the Company and conducted by the Researcher/s, (ii) the Company Molecules, if any, (iii) the Company Patents, if any, associated with the Research Program, (iv) the applicable Research Period, (v) the Milestones (as defined blow), if any, and (vi) the corresponding Research Fee (all capitalized terms – as defined herein).

2.	Time Schedule: Each Research Project is to be performed in accordance with the time schedule to be set forth in the applicable SOW (the “Research Period”).

3.	Company Molecules: The Company’s proprietary molecules described in the applicable SOW, if any, (the “Company’s Molecules”) based on the Company’s Patents.

4.	Company’s Patents: Patents of the Company listed in the applicable SOW.

5.	The Researcher: With respect to each Research Project, the researcher/s appointed by Yissum to supervise and to perform the Research Project contemplated under such SOW.

6.	The Scientific Report: The scientific report that will be required as a result of any Research Project rendered will be presented directly to the Company by the Researcher/s within 14 (fourteen) days of the end of each Research Period (the “Scientific Report”). In addition, the Researcher/s shall provide the Company with a periodic report within 30 (thirty) days of reaching each milestone identified in the applicable SOW (a "Milestone"), if any, and the Researcher/s and the Company shall telephonically conduct a joint review of the Research Project every other month during the Research Period, unless otherwise agreed in the SOW. The Company acknowledges that no financial report will be given by Yissum or the Researcher.

7.	The Consideration: In consideration for provision of any Research Project in its entirety and the Scientific Report (including also the periodical Milestone reports), the Company shall pay Yissum the total sum as shall be set forth in each SOW (the “Research Fee”). The specific budget items per each phase of a Research Project that make up the Research Fee are detailed in the applicable SOW and constitute an integral part of this Agreement. Because the allocation of expenses in the budget is based on expected expense categories and an expected allocation of specific expenses within each category, such categories and the allocation of expenses among the various expense categories may be modified by the Researcher/s where reasonably necessary or appropriate during the Research Period, it being agreed, however that the aggregate Research Fee shall not be increased without the written consent of the Company. Any such modifications shall be agreed in writing as an amendment to the applicable SOW.

The Company shall pay the Research Fee in accordance with the schedule set forth in the applicable SOW.

The commencement of any Research Project shall be conditioned upon receipt by Yissum of the first payment set forth in the applicable SOW.

Payment shall be made upon the presentation of an invoice. Payments may be made by check or by wire transfer to the following account:

Name of Bank: *****

Bank Key: *****

Bank's address: *****

Branch: *****

Bank account Number: *****

Swift Code: *****

IBAN: *****

The Company shall always use the payment information provided above. The Company shall not accept any changes in respect of the payment route or bank account details that are received via email, facsimile or by other means of communication, including, without limitation, any invoice or other written request for payment, unless such changes are set forth in an amendment to this Agreement, on the letterhead of Yissum signed by its Chief Financial Officer or Controller. If the Company breaches this provision, it shall bear any financial loss or other consequences arising therefrom and shall indemnify Yissum for any such loss or damages that may be incurred by Yissum.

8.	Intellectual Property: It is hereby agreed that the Company retains ownership in its Confidential Information (as defined below), and in all its intellectual property rights related thereto. In addition, any intellectual property belonging to either the Company or Yissum prior to the execution of this Agreement or any SOW hereunder will remain the sole property of either the Company or Yissum, respectively. For the avoidance of doubt, the Company solely owns intellectual property, including, without limitation, the Company Patents, as defined under the applicable SOW, if applicable (including patent applications, provisional applications and all derivatives thereof) and know-how of the Company in connection with the Company’s Molecules, as defined under the applicable SOW, if applicable, belonging to the Company prior to the execution of any Research Project or developed outside the scope of any Research Project, in the indication which is the subject matter of the Research Project. The Company shall grant Yissum a non-exclusive, non-transferable, non-sublicensable right and license under Company’s Patents and other intellectual property rights associated therewith, as may be required to conduct and perform a specific Research Project, as shall be set forth in the applicable SOW.

All results and outcomes, including without limitation, data and materials, generated from the provision of any Research Project, including the Scientific Report, which are specifically required and contemplated under any SOW (the “Company Data”), shall be solely owned by the Company subject to full payment of the Research Fee.

It is hereby clarified that neither the conduct of any Research Project under this Agreement or any SOW hereunder nor the results of any Research Project are required or expected to result in any patentable invention related to the Company Data on which the Researcher/s would be considered an inventor. Notwithstanding the foregoing, to the extent the results of a Research Project include such intellectual property that is patentable such patentable results of the Research Project shall be jointly owned by the Parties (“Joint Patent(s)”). It is understood and agreed that the Company shall have an option to obtain exclusive rights to use Yissum’s ownership rights in the Joint Patent(s). The commercial terms of such an exclusive license, as well as the terms of filing and maintaining the Joint Patent(s), shall be negotiated in good faith by the Parties.

9.	Confidentiality: Yissum and the Researcher/s agree to maintain the confidentiality of any information disclosed to them by the Company in connection with each Research Project, which the Company identifies as confidential at the time of disclosure (“Confidential Information”), and not to make public any such Confidential Information without the prior written permission of the Company. This undertaking shall not apply to Confidential Information that is in the public domain at the time of disclosure or thereafter enters the public domain through no fault of Yissum or the Researcher/s or that the Researcher/s can show, by contemporaneous written evidence, was already known to such Researcher/s at the time of disclosure; or that is provided to Yissum or the Researcher/s by a third party having no obligations of confidentiality to the Company; or that is independently developed by an employee of the University who is not the Researcher/s. In addition, Yissum or the Researcher/s shall be entitled to disclose Confidential Information pursuant to a valid judicial or administrative order, provided that they shall provide prompt notice to the Company of their receipt of such an order to allow the Company to seek relief against such order.

10.	Publications: The Researcher/s will be permitted to publish information regarding the applicable technical work connected to such Research Project provided that the Researcher/s first submits the publication to the Company. The Company may reasonably withhold its consent to such publication (i) to delete Company-owned Confidential Information or (ii) to delete information the publication of which may jeopardize the vital interest of the Company (provided that Company shall not be allowed to object to accurate scientific findings only based on such interests) or (iii) to allow for the filing of patent applications or similar intellectual property protection on any of the Company’s intellectual property that might appear in the proposed publication, provided however that such Company consent may not be withheld for a period longer than 90 (ninety) days from the day that the Researcher/s first submitted the said publication to the Company, after which time the publication will be automatically permitted. Without limiting the foregoing, it is agreed that to the extent that a Research Project is not successful, the Researcher/s shall not publish such information.

11.	Use of Names: Neither Party shall make any use of any kind of the name of the other Party, the Researcher/s and/or the Hebrew University of Jerusalem (the “University”) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

12.	Relationship of the Parties: The Parties do not stand in a relationship of employer-employee. The relationship between the Parties shall be that of requester – independent contractor.

13.	Dispute Resolution: The provisions and interpretation of this Agreement and any SOW hereunder, all matters related to this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement and/or any SOW executed hereunder shall be governed by Israeli law without application of any conflict of law rules. Any dispute arising from this Agreement and/or any SOW hereunder shall be submitted to the exclusive jurisdiction of the Courts in Jerusalem.

14.	Disclaimer of Warranty, Liability and Indemnification:

(a)	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum or the University that any results or inventions will be achieved by any Research Project, or that the results of any Research Project, if any, are or will be of commercial or scientific value to the Company.

(b)	Yissum and the University, and their respective parents, affiliates, officers, directors, employees, researchers (including, the Researcher/s), agents and contractors, (collectively, the “Indemnitees”), shall not be liable for any claims, actions, demands, losses, damages, costs and expenses (including, without limitation, legal fees and litigation costs) (collectively, “Claims”) made, brought or suffered by the Company or by any third parties arising from any exploitation or use of the results of any Research Project (including, without limitation, any Company Data).

(c)	In the event of any third party Claims are brought against any of the Indemnitees as set out above, the Company shall indemnify, defend and hold harmless the relevant Indemnitees from and against any and all such damages, liability, losses, costs and/or expenses.

15.	Termination:

(a)	This Agreement shall enter into force on the Effective Date and shall remain in force until and unless terminated in accordance with the provisions of this Section 15.

(b)	The Company may terminate this Agreement, or any applicable SOW, at any time upon forty-five (45) days prior written notice to Yissum provided that no monies paid to Yissum for the applicable Research Project pursuant to the schedule set forth in the applicable SOW will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the applicable Research Project budget and entered into by Yissum prior to having received the Company's written notice of termination the Company.

(c)	Each Party shall be entitled to terminate this Agreement, or any applicable SOW, in the event of a breach by the other Party of its obligations under this Agreement, or any applicable SOW, including, but not limited to, any payment failure, which is not remedied by the breaching Party within 30 (thirty) days of receipt of written notice from the non-breaching Party. However, to the extent the breach of the Agreement relates only to one or more specific SOWs, then only such specific SOW or SOWs may be terminated under the terms of this Section 15, whereas any other SOWs executed under this Agreement shall continue in full force and effect until expiration or termination under the terms of this Agreement and of each applicable SOW and, in such event, the terms of this Agreement shall continue to apply to such SOWs until their expiration or termination. To the extent the breach applies to all the SOWs executed hereunder, then all such SOWs, and the Agreement, may be terminated under this Section 15(c).

(d)	If the Agreement, or any applicable SOW, is terminated prior to the end of the applicable Research Period, all amounts paid under this Agreement, or any applicable SOW, up to the date of termination shall be considered as non-refundable.

(e)	Sections 6, 7, 8, 9, 13, 14 and 15 shall survive termination of this Agreement.

16.	Force Majeure: Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement, or any SOW hereunder, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including, without limitation, fires, earthquakes, floods, embargoes, pandemics, epidemics, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party's personnel), acts of God, or acts, omissions or delays in acting by any governmental authority, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this the applicable SOW executed under Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.	Assignment: No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement or any SOW hereunder to a third party, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed, except that the Company may assign this Agreement or any SOW hereunder to an Affiliate of Company as defined below, without the need for a prior consent of Yissum, provided such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and the applicable SOW(s). For the purpose of this Agreement, an Affiliate shall include Company’s parent company Clearmind Medicine Inc. (“Parent”) or any subsidiary in which the Company maintains control of the affairs of such subsidiary, or any affiliate which is under the control of the Parent, or under the common control of the Company or the Parent; where control means the holding of more than 50% of the issued and outstanding shares of the Company or of the voting rights in an entity.

18.	Binding Effect: This Agreement and any SOW hereunder shall be binding upon the Parties once executed by the authorized signatories of both Parties and shall enter into force and become effective as of the Effective Date. Each Party warrants that the person or persons signing this Agreement is/are authorized to bind that Party.

19.	Entire Agreement: This Agreement and any SOW hereunder constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement and any SOW hereunder, and may only be amended by a document signed by both Parties.

20.	Notices: Any notice or communication sent by either a Party to the other Party pursuant to this Agreement shall be in writing and shall for all purposes be deemed to be fully given and received on the first business day on or after which it is received by personal delivery, prepaid registered airmail, return receipt requested, or facsimile or electronic mail (with confirmation of receipt), addressed to the Party to be notified at the address of such Party as set forth below.

21.	Counterparts: This Agreement and any SOW hereunder may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS THE HANDS OF THE PARTIES

Clearmind Med Ltd.	Yissum Research Development Company of the
20 Raoul Wallenberg St.	Hebrew University of Jerusalem Ltd.
Tel Aviv 6971916	Hi-Tech Park, Edmond J. Safra Campus,
Israel	Givat Ram, P.O.B 39135, Jerusalem 91390, Israel
Attention: Dr. Adi Zuloff Shani, CEO	Email: generalcounsel@yissum.co.il
Email: adi@clearmindmedicine.com

By:	/s/ Dr. Adi Zuloff-Shani	By:	/s/ Ilya Pittel	and	/s/ Dr. Itzik Goldwasser
Name:	Dr. Adi Zuloff-Shani	Name:	Ilya Pittel		Dr. Itzik Goldwasser
Title:	CEO	Title:	VP of BD AgTech, FoodTech, Veterinary and Environmental		Chief Executive Officer

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